Bank of South Carolina Corporation 10-K

Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Bank of South Carolina Corporation

We consent to the incorporation by reference in Registration Statement on Form S-3 of our report dated February 23, 2012, relating to the consolidated balance sheet of Bank of South Carolina Corporation and Subsidiary as of December 31, 2011 and related consolidated statements of operations, shareholders’ equity and comprehensive income and cash flows for the year then ended, which report appears in the December 31, 2011 Annual Report on Form 10K and to the reference to our Firm under the heading “Experts” in the Registration Statement.

/s/ Elliott Davis, LLC
Charleston, South Carolina
February 23, 2012